Exhibit 99

For Immediate Release

ValueVision Reports Fiscal Second Quarter 2012 Results

MINNEAPOLIS – August 15, 2012 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopNBC (www.shopnbc.com), today announced operating results for its fiscal 2012 second quarter (Q2’12) ended July 28, 2012. The Company will host an investor conference call/webcast today at 11am ET, details below.

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)
	Three months ended			Six months ended
	7/28/2012	7/30/2011		7/28/2012	7/30/2011
	Q2 '12	Q2 '11	Change	YTD	YTD	Change
Net Sales	$135.2	$132.1	2.3%	$271.7	$275.7	-1.4%
Gross Profit	$51.7	$51.3	0.8%	$102.7	$104.7	-1.9%
Gross Profit %	38.2%	38.8%	-60 bps	37.8%	38.0%	-20bps
EBITDA, as adjusted	$0.7	$1.1	$(0.4)	$(0.3)	$4.2	$(4.5)

Loss Before Debt Extinguishment	$(3.8)	$(4.5)	$0.6	$(12.1)	$(7.7)	$(4.4)
Debt Extinguishment	$-	$-	n/a	$(0.5)	$(25.7)	$25.2
Net Loss	$(3.8)	$(4.5)	$0.6	$(12.6)	$(33.4)	$20.8

Homes (Average 000s)	82,432	78,865	4.5%	81,932	78,546	4.3%
Net Shipped Units (000s)	1,239	1,158	7.0%	2,584	2,292	12.7%
Average Price Point	$102	$105	-2.9%	$98	$111	-11.7%
Return Rate %	21.6%	22.7%	-110bps	21.4%	21.9%	-50bps
Internet Net Sales %	45.4%	46.1%	-70bps	45.7%	45.5%	+20bps

ValueVision’s Q2’12 net sales rose 2.3% to $135.2 million versus Q2’11, driven by sales improvements in the Watches, Fashion, Home and Beauty categories. This performance offset a decrease in Jewelry category sales and an anticipated decline in Consumer Electronics. Gross profit margin decreased 60 bps to 38.2% in Q2’12 versus Q2’11, principally due to increased shipping and handling promotions. ValueVision returned to positive adjusted EBITDA in the second quarter, achieving adjusted EBITDA of $0.7 million.

The Company’s net shipped units increased 7.0% in the second quarter versus the year-ago period and are up 12.7% year to date. The average price point decreased 2.9% to $102 in Q2’12, reflecting a higher concentration of Beauty, Fashion and Home category sales, which typically carry lower average price points.

ValueVision CEO Keith Stewart, said, “We returned the Company to growth in Q2. To further drive customer activity, we remained focused on broadening the product mix in the categories of Home, Beauty and Fashion. Recent customer service initiatives are also resonating with our shoppers, delivering an improved multichannel retail experience. Looking ahead, we continue to expect some variability in operating performance as our newer product categories continue to expand.”

ValueVision EVP & CFO William McGrath, said, “Our positive adjusted EBITDA performance reflected modest revenue growth and disciplined management of operating expenses, which rose 1% versus last year. This increase reflected the impact of higher distribution costs associated with our increased home footprint, which was partially offset by reductions in our variable expenses of credit card fees and bad debt expense.”

Added Mr. McGrath, “Our balance sheet position remains strong. The Company’s cash position, including restricted cash, totaled $40 million at the end of Q2’12, compared to $45 million at April 28, 2012. Net use of cash in Q2 included a $4 million trademark license payment to NBC Universal and approximately $1.5 million in capital expenditures.”

Conference Call / Webcast:	Today, Wednesday, August 15 at 11am ET

WEBCAST/WEB REPLAY:	http://www.media-server.com/m/p/8a3p5765

TELEPHONE:	800-599-9829; Passcode: 99060776

Adjusted EBITDA
EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and write-downs; restructuring; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our ”core” television and Internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The company has included a reconciliation of Adjusted EBITDA to net loss, its most directly comparable GAAP financial measure, in this release.

About ValueVision Media/ShopNBC (www.shopnbc.com/ir)
ValueVision Media, Inc. operates ShopNBC, a multichannel electronic retailer that enables customers to shop and interact via TV, phone, Internet, mobile devices, Facebook, Twitter and YouTube. The ShopNBC television network reaches over 82 million cable and satellite homes in addition to live nationwide streaming at www.shopnbc.com. ShopNBC focuses on the categories of jewelry and watches, home and consumer electronics, health, fitness and beauty, and fashion.

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements.  These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company's programming and the fees associated therewith; the Company’s ability to successfully execute the turnaround strategy; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; the success of the Company's e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; working capital levels; ability to remain compliant with covenants in the Company’s long-term credit facility; the ability of the Company to successfully manage the ValuePay program; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company's operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Media Relations:	Investors:
Dawn Zaremba	David Collins, Eric Lentini
ShopNBC	Catalyst Global LLC
dzarembal@shopnbc.com	vvtv@catalyst-ir.com
(952) 943-6043	(212) 924-9800 o
(917) 734-0339 m

(tables follow)

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VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	July 28,	January 28,
	2012	2012
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$38,195	$32,957
Restricted cash and investments	2,100	2,100
Accounts receivable, net	77,103	80,274
Inventories	45,584	43,476
Prepaid expenses and other	5,495	4,464
Total current assets	168,477	163,271
Property and equipment, net	26,128	27,992
FCC broadcasting license	23,111	23,111
NBC Trademark License Agreement, net	5,997	1,215
Other Assets	908	2,871
	$224,621	$218,460

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$60,764	$53,437
Accrued liabilities	34,557	37,842
Deferred revenue	86	85
Total current liabilities	95,407	91,364

Deferred revenue	463	507
Term Loan	-	25,000
Long Term Credit Facility	38,000	-
Total liabilities	133,870	116,871

Commitments and Contingencies

Shareholders' equity:
Common stock, $.01 par value, 100,000,000 shares authorized;
48,925,021 and 48,560,205 shares issued and outstanding	489	486

Warrants to purchase 6,007,372 shares of common stock	567	567

Additional paid-in capital	405,592	403,849

Accumulated deficit	(315,897)	(303,313)
Total shareholders' equity	90,751	101,589
	$224,621	$218,460

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended		For the Six Month Periods Ended

	July 28,	July 30,	July 28,	July 30,
	2012	2011	2012	2011
Net sales	$135,179	$132,137	$271,728	$275,670
Cost of sales	83,499	80,869	169,016	171,010
Gross profit	51,680	51,268	102,712	104,660
Margin %	38.2%	38.8%	37.8%	38.0%
Operating expense:
Distribution and selling	47,181	46,313	95,546	92,789
General and administrative	4,537	5,408	9,204	9,972
Depreciation and amortization	3,424	3,086	6,852	6,068
Total operating expense	55,142	54,807	111,602	108,829
Operating loss	(3,462)	(3,539)	(8,890)	(4,169)

Other expense:
Interest income	4	44	4	44
Interest expense	(384)	(944)	(3,192)	(3,546)
Loss on debt extinguishment	-	-	(500)	(25,679)
Total other expense	(380)	(900)	(3,688)	(29,181)

Loss before income taxes	(3,842)	(4,439)	(12,578)	(33,350)

Income tax provision	(3)	(17)	(6)	(36)

Net loss	$(3,845)	$(4,456)	$(12,584)	$(33,386)

Net loss per common share	$(0.08)	$(0.09)	$(0.26)	$(0.75)

Net loss per common share
---assuming dilution	$(0.08)	$(0.09)	$(0.26)	$(0.75)

Weighted average number of
common shares outstanding:
Basic	48,853,619	48,131,218	48,745,892	44,393,198
Diluted	48,853,619	48,131,218	48,745,892	44,393,198

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

	For the Three Month Periods Ended		For the Six Month Periods Ended

	July 28,	July 30,	July 28,	July 30,
	2012	2011	2012	2011

Adjusted EBITDA (000's)	$698	$1,096	$(261)	$4,214
Less:
Loss on debt extinguishment	-	-	(500)	(25,679)
Non-cash share-based compensation	(686)	(1,479)	(1,677)	(2,175)
EBITDA (as defined) (a)	12	(383)	(2,438)	(23,640)

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined) (a)	12	(383)	(2,438)	(23,640)
Adjustments:
Depreciation and amortization	(3,474)	(3,156)	(6,952)	(6,208)
Interest income	4	44	4	44
Interest expense	(384)	(944)	(3,192)	(3,546)
Income taxes	(3)	(17)	(6)	(36)
Net loss	$(3,845)	$(4,456)	$(12,584)	$(33,386)

(a)   EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.  The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, restructuring costs; and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's "core" television and Internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given.  Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies.  In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs.  Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity.  Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.